April 12, 2020

Jamie Iannone
c/o eBay
2065 Hamilton Avenue
San Jose, CA 95125

Dear Jamie:

eBay Inc. (the “Company” or “eBay”) is pleased to offer you, on the terms and conditions set forth in this offer letter (the “Offer Letter”), the position of President and Chief Executive Officer. You will be appointed as a member of the Board of Directors of the Company (the “Board”) concurrently with your appointment as President and Chief Executive Officer. The terms and conditions of this Offer Letter have been approved by the Compensation Committee of the Board.

Cash Compensation
Your salary shall be set at a bi-weekly rate of $38,461.54, which is equivalent to an annual base salary of $1,000,000.04.

You will be eligible to participate in the eBay Incentive Plan (“eIP”) with an annual bonus based on individual achievement as well as Company performance. The annual bonus period is from January 1 through December 31. Your target bonus for the eIP is 200% of your annual base salary, pro-rated based on the eligible earnings paid while you are employed in an eIP eligible position during the annual bonus period (provided that no proration will apply for the 2020 annual bonus period). There is no guarantee that any eIP bonus will be paid and any actual bonus will be determined after the end of the annual bonus period based on your eligible earnings as defined in the eIP (provided that, and notwithstanding anything to the contrary, for the 2020 annual bonus period, your minimum eIP bonus will be $1,500,000). To be eligible to receive any eIP bonus, you must be employed on or before the first business day of the fourth quarter and you must be employed on the date the bonus is paid. The eIP bonus is customarily paid on or before the March 15 immediately following the end of the applicable annual bonus period. Except as otherwise expressly provided above with respect to the minimum 2020 eIP bonus, the payment of any bonus is at the Board’s discretion and subject to the terms and conditions of the eIP and the Board reserves the right, in its discretion, to amend, change or cancel the eIP at any time.

New Hire Equity Compensation
You will be granted two awards of restricted stock units (“RSUs”), an award of performance-based restricted stock units (“PBRSUs”) and an award of performance stock units with performance conditions linked to relative TSR (“TSR PSUs”), as described in the following paragraphs (collectively, “New Hire Equity Awards”). The grants of the RSUs, the PBRSUs, and the TSR PSUs will be made on the date that is 10 calendar days following your start date (“New Hire Grant Date”). Each grant is described as a U.S. dollar value. For each RSU award, the number of shares to be granted will be determined by dividing the U.S. dollar value of the RSU award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock. For the PBRSU award and TSR PSU award, the number of shares subject to the target award will be determined by dividing the U.S. dollar value of the award by the Average eBay Closing Price (as described in this paragraph) and rounding up to the nearest whole number of shares of eBay common stock. The “Average eBay Closing Price” shall be calculated based on the average of the closing prices of eBay common stock in U.S. dollars for the period consisting of ten (10) full, consecutive trading days of eBay stock in which the trading of eBay stock is not otherwise interrupted for any reason (and if so, such trading day shall be excluded from the ten (10) consecutive days, as if that trading day did not occur) ending on (and including) the last of such trading days prior to the date of grant.

In accordance with the methodology above, you will be granted on the New Hire Grant Date an award of RSUs valued at USD $4,800,000 (“RSU Award No. 1”) to be granted under the terms and conditions of eBay’s current stock plans (the “Plans”) as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). RSU Award No. 1 will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over four years as follows: 25% on the first anniversary of the date of grant and an additional 1/16th of the shares subject to the award each three month period thereafter, subject to applicable taxes and withholdings.

You will also be granted on the New Hire Grant Date an award of PBRSUs valued at USD $7,200,000 (“New Hire PBRSUs”) to be granted under the terms and conditions of the Plans as well as the terms and conditions of the PBRSU agreement (which will be provided to you as soon as practicable after the grant date). The PBRSUs will be subject to performance over the period January 1, 2020 through December 31, 2021 under the 2020-2021 PBRSU cycle approved by the Compensation Committee. The actual amount of the award will be determined based on Company performance and will be subject to the terms and conditions of the performance plan approved by the Compensation Committee of the Board. Any PBRSUs earned for this cycle will vest as to 100% of the earned shares (subject to applicable taxes and withholdings) in March 2023, subject to your continued employment with an eBay company.

You will also be granted on the New Hire Grant Date an equity award of RSUs valued at USD $6,500,000 (“RSU Award No. 2”) to be granted under the terms and conditions of the Plans as well as the terms and conditions of the RSU agreement (which will be provided to you as soon as practicable after the grant date). RSU Award No. 2 will vest and become non-forfeitable (assuming your continued employment with an eBay company on each vesting date) over two years as follows: 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant, subject to applicable taxes and withholdings.

You will also be granted on the New Hire Grant Date an award of TSR PSUs valued at USD $4,500,000 (assuming achievement of the applicable performance goals at the target level) to be granted under the terms and conditions of a Performance Stock Unit Award Grant Notice and Performance Stock Unit Award Agreement (which will be provided to you as soon as practicable after the grant date) as well as the terms and conditions of the Plans. 50% of the TSR PSUs will be subject to a two-year performance period from the grant date to the second anniversary of the grant date and 50% of the TSR PSUs will be subject to a three-year performance period from the grant date to the third anniversary of the grant date and the target number of TSR PSUs subject to the award will be adjusted based on a calculation of the eBay Total Shareholder Return in relation to the S&P 500 Index for the applicable performance period.

Annual Equity Awards

Subject to the terms of the Plans (or any successor Company equity plan), you will be eligible to receive annual equity compensation grants under eBay’s annual compensation review process beginning in 2021 (“Annual Equity Awards”), subject to your continued employment through the applicable grant date. The target value of the 2021 grant, which is expected to be made no later than April 30, 2021, is $12,000,000, to be comprised of 40% RSUs and 60% PBRSUs. For 2022 and later years, the Compensation Committee will determine the target grant value of your annual grant taking into account all relevant factors, including market compensation. The aggregate target grant value and form of all subsequent awards will be determined by eBay and approved by the Compensation Committee of the Board. Your Annual Equity Awards for each year will be granted at the same time as annual equity awards are granted to senior executives of the Company generally in such year, which is expected to be made no later than April 30 of each year.

Dividends on Awards

For all equity awarded to you, either in the form of RSUs, PBRSUs, TSR PSUs or any other form performance-based stock awards (“Unit(s)”), you will receive upon vesting of any such Units a dividend payment, less taxes and withholdings as may be applicable, equal to the accumulated dividends which you would have otherwise received from the date of the award through the date of vesting as if you owned outright shares of the Company equal to the number of vested Units.

Trading Agreement

All employees are subject to eBay’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of eBay’s Insider Trading Agreement. Please review the Agreement carefully. You will be asked to execute the certification as part of your new hire onboarding process.

Equity Transition/Buyout Payments
You will receive a 2020 Equity Transition/Buyout Payment of $3,500,000 (less deductions and applicable taxes). The 2020 Equity Transition/Buyout Payment will be made within three pay periods of your start date. This payment is taxable to you at the time of payment and is subject to a contingent repayment obligation as follows: In the event that your employment ceases for reasons of Cause (as defined in the eBay, Inc. SVP & Above Standard Severance Plan (the “Severance Plan”) as in effect on the date hereof ) or resignation other than for Good Reason (as defined in the eBay, Inc. Change in Control Severance Plan for Key Employees (the “CIC Severance Plan”) as in effect on the date hereof) prior to completion of one year of service from your start date, the after-tax 2020 Equity Transition/Buyout Payment is fully refundable to the Company. No repayment of the 2020 Equity Transition/Buyout Payment would be required for termination after one year of employment with the Company.

        You will also receive a 2021 Equity Transition/Buyout Payment of $1,500,000 (less deductions and applicable taxes). The 2021 Equity Transition/Buyout Payment will be made on or about the first anniversary of your start date, subject to your continued employment on the date of payment. This payment is taxable to you at the time of payment and is subject to a contingent repayment obligation as follows: In the event that your employment ceases for reasons of Cause (as defined in the Severance Plan as in effect on the date hereof) or resignation other than for Good Reason (as defined in the CIC Severance Plan as in effect on the date hereof) after the date the payment of the 2021 Equity Transition/Buyout Payment on or about the first anniversary of your start date and prior to the second anniversary of your start date, your repayment obligation will be the after-tax amount of the 2021 Equity Transition/Buyout Payment less 1/24th for every full month of active employment following your start date. No repayment of the 2021 Equity Transition/Buyout Payment would be required for termination after two years of employment with the Company following your start date.

The 2020 and 2021 Equity Transition/Buyout Payments will be considered a Make-good Payment under the terms of the Severance Plan and the CIC Severance Plan.

Employee Benefits

You will be also entitled to the benefits that eBay customarily makes available to its senior executives. Please refer to the benefit plan documents for more details, including eligibility. eBay reserves the right, in its discretion, to amend, change or cancel the benefits at any time.

You will be eligible to accrue 20 days of Paid Time Off (“PTO”) per year.

Severance and Change in Control Protections

Although your employment with the Company shall be “at-will” as set forth below, you will be entitled to severance protection in certain circumstances, as described below, subject in all instances to you executing and not revoking the Company’s standard form of release (the “Release”) within 60 days of your termination of employment, with such amounts or benefits to be paid and/or provided as set forth in the Severance Plan and CIC Severance Plan. For the avoidance of any doubt, the Release shall contain customary exceptions for continued indemnification and insurance coverage under director and officer insurance policies, exclusions for vested and accelerated equity, compensation, benefits and remuneration otherwise due pursuant to this Offer Letter and the Severance Plan and CIC Severance Plan.

        Termination Outside of a Change in Control Period. You will be eligible to participate in the then effective Severance Plan. Under the Severance Plan, you will be entitled to certain benefits if your employment is terminated by the Company for reasons other than for Cause (as defined in the Severance Plan as in effect on the date hereof) or due to your resignation for Good Reason (as defined in the CIC Severance Plan as in effect on the date hereof), in each case, other than during a “Change in Control Period” (as defined in the CIC Severance Plan) (a “Qualifying Termination”). The Severance Plan is being amended and restated in connection with your appointment to add the Chief Executive Officer as an eligible participant. We have provided a copy of the Severance Plan for your reference. If you experience a Qualifying Termination on or before the second anniversary of your start date, then (i) for purposes of calculating the accelerated vesting of your Company Equity Awards (as defined in the Severance Plan) in the form of performance-based restricted stock units as described in clause (C) under the heading “Other Severance Benefits–Company Equity Awards” in Section 4 of the Severance Plan, the applicable Company performance targets for any relevant period that ends on or before the first anniversary of your Separation Date (as defined in the Severance Plan) shall be deemed achieved at the target level and (ii) your Company Equity Awards in the form of performance-based restricted stock units that become vested at the target level as described in clause (i) shall be settled within sixty (60) days following your Separation Date. The TSR PSUs shall be treated as “performance-based restricted stock units” for purposes of the Severance Plan and the preceding sentence. Notwithstanding the terms of the Severance Plan, if a Qualifying Termination occurs prior to the second anniversary of your start date, the New Hire PBRSUs shall accelerate and vest immediately at the target level and RSU Award No. 1 shall accelerate and vest immediately.

        Termination During a Change in Control Period. You will be eligible to participate in the then effective CIC Severance Plan at Tier 1. Under the CIC Severance Plan, you will be entitled to certain benefits if your employment is terminated by the Company for reasons other than for Cause (as defined in the CIC Severance Plan as in effect on the date hereof) or due to your resignation without Good Reason (as defined in the CIC Severance Plan as in effect on the date hereof), in each case, during the “Change in Control Period” (as defined in the CIC Severance Plan). The CIC Severance Plan is being amended and restated in connection with your appointment to add the Chief Executive Officer as an eligible participant. We have provided a copy of the CIC Severance Plan for your reference.

        Indemnification and Insurance

        You will be covered by (i) the director and officer indemnification provisions maintained by the Company from time to time, whether in its certificate of incorporation or otherwise and (ii) as an insured officer under the Company’s director and officer liability insurance policy as in effect from time to time, in each case, to the same extent, and on the same terms, as other executive officers of the Company.

        Stock Ownership Guidelines

        As Chief Executive Officer, you shall be subject to the eBay Stock Ownership Guidelines as in effect from time to time. In connection with your appointment, the eBay Stock Ownership Guidelines will be modified to reduce the required level of ownership for the Chief Executive Officer to six (6) times base salary.

        Attorney Fees

        The Company shall pay on your behalf all reasonable attorney fees and costs incurred by you in the preparation for your employment with the Company through your date of hire, but not to exceed $45,000.

        Superseding Terms

        If there is any conflict between the terms of this Offer Letter and any other compensation or benefit or plan of the Company applicable to you and any term of this Offer Letter is more favorable to you with respect to the subject matter of such conflict, then such term contained within this Offer Letter shall supersede, control and take precedence to the extent of such conflict.

Required Employee Documents and Agreements

Under federal immigration laws, the Company is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

All of us at eBay are very excited about you joining our team and look forward to a beneficial and fruitful relationship. However, should any dispute arise with respect to your employment or the termination of that employment, we both agree that such dispute shall be conclusively resolved by final, binding and confidential arbitration rather than by a jury court or administrative agency. The Company will bear those expenses unique to arbitration. Please review the enclosed Mutual Arbitration Agreement carefully.

As a condition of your employment, you must complete both the Mutual Arbitration Agreement and the enclosed Employee Proprietary Information and Inventions Agreement prior to commencing employment. These agreements address important obligations to the Company, both during and after your employment; therefore, please read both agreements carefully. You will be asked to execute the agreements as part of your new hire onboarding process. If you should have any questions about either agreement, please contact me.

This Offer Letter, the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement as well as all other enclosed required documents, contain the entire agreement with respect to your employment. Should you have any questions with regard to any of the items indicated above, please call me. Kindly indicate your consent to this Offer Letter by signing a copy of this Offer Letter and returning it to me. All other documents requiring your signature must be submitted either in hard copy or electronically prior to your start date, including but not limited to the Mutual Arbitration Agreement, the Employee Proprietary Information and Inventions Agreement, and the Insider Trading Agreement certification.

Upon your signature below, this will become our binding agreement with respect to your employment and its terms merging and superseding in their entirety all other or prior offers, agreements and communications, whether written or oral, by you and the Company as to the specific subjects of this Offer Letter. The commencement of your employment is contingent upon your resignation from your current employer.
Notice
If any notice if required by this Offer Letter, then such notice shall be delivered by overnight trackable delivery and by email as follows:

If to the Company:	eBay, Inc.
Attention: General Counsel
2025 Hamilton Avenue
San Jose, California, 95125
Email: mhuber@ebay.com

If to You:	Jamie Iannone at the last address on file for you with the Company and using your personal email address on file wtih the Company

With a copy to:	Clifford A. Wolff, Esq.
Wolff Law
1401 East Broward Boulevard
Victoria Park Centre, Suite 204
Fort Lauderdale, Florida 33301
Email: CWolff@WolffLawFirm.com

[Signature page follows.]

We are excited at the prospect of you joining our team. We look forward to having you on board!

Very truly yours,

/s/ Thomas Tierney
Thomas Tierney
Chairman of the Board of Directors
eBay Inc.

ACCEPTED:

/s/ Jamie Iannone	Anticipated Start Date:	April 27, 2020
Jamie Iannone

April 12, 2020
Date